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                                                                                             Exhibit 12
                                                                                             ----------


                           TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
                          COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                       (Dollars in millions)

                                                                                        For Three Months
                                                                                         Ended March 31
                                                                                         ---------------
                                             1996     1997     1998     1999     2000     2000     2001
                                            ------   ------   ------   ------   ------   ------   ------
Earnings:
  Income before income taxes plus
    fixed charges and amortization of
    capitalized interest less
    interest capitalized..................  $  190   $  973   $  815   $2,205   $4,702   $  692   $  349
                                            ======   ======   ======   ======   ======   ======   ======

Fixed charges:
  Total interest on loans (expensed
    and capitalized) .....................  $  108   $  115   $   86   $   84   $   98    $  25   $   21
  Interest attributable to rental
    and lease expense.....................      44       44       41       30       32        7        9
                                            ------   ------   ------   ------   ------   ------   ------

Fixed charges.............................  $  152   $  159   $  127   $  114   $  130    $  32   $   30
                                            ======   ======   ======   ======   ======   ======   ======

Ratio of earnings to fixed charges........     1.2      6.1      6.4     19.3     36.2     21.6     11.6
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